UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

KORN/FERRY INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-14505	95-2623879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Synergy Incentive Program

On December 23, 2015 Korn/Ferry International, a Delaware corporation (the “Company”) adopted a synergy incentive program intended to reward participants for capturing annualized cost reductions in connection with the Company’s acquisition of the Hay Group (the “Acquisition”) and delivering on total shareholder return. Gary Burnison, our Chief Executive Officer, and Robert Rozek, our Executive Vice President, Chief Financial Officer and Chief Corporate Officer, will participate in the program. Their awards are in the form of performance-based Restricted Share Units (“RSUs”) granted on December 23, 2015 under the Company’s Second Amended and Restated 2008 Stock Incentive Plan.

Vesting of the RSUs will be contingent on achievement of cost reduction goals, as described below, tested over a performance period, with an interim measurement period, and continued employment through December 1, 2018. The number of RSUs earned for the performance period and the interim measurement period will be adjusted up or down based on the Company’s total shareholder return (“TSR”) in relation to the designated peer group over the applicable period, as described below, in order to align management’s cost reduction actions with long-term shareholder value creation.

The performance period began on September 30, 2015, the last day of the month during which the Acquisition was announced, and it will end on April 30, 2017. There will be an interim measurement period that began on September 30, 2015 and will end on September 30, 2016. The number of shares earned will be tested separately for the performance period and the interim measurement period, but the number of shares earned for the performance period will be reduced (but not below zero) by the amount earned for the interim measurement period.

For this purpose, the cost reductions will be the annualized ongoing cost savings relating to the Acquisition that are achieved during the performance period or interim measurement period, as applicable, including cost savings from restructuring programs, optimization of benefit programs, consolidation of facilities, elimination of redundant marketing and professional expenses, reduced general and administrative expenses from conforming policies and consolidating administrative functions, and consolidation of information technology systems and data centers. In the event expenses associated with the cost saving actions in the performance period or measurement period, in the aggregate, exceed the amount of the annualized ongoing cost savings resulting from the actions in the applicable period, then the cost reductions for the applicable period will be reduced by such excess.

Mr. Burnison’s target number of shares under the RSUs will be 60,078 shares, and Mr. Rozek’s target number of shares will be 30,039 shares. The target number of shares will be earned if cost reductions for the performance period or the interim measurement period equal $25 million and relative TSR performance is 50th percentile for the performance period or the interim measurement period, as applicable. The threshold for earning any shares is cost reductions of at least $20 million, which would result in from 40% to 60% of target shares being earned, depending on the Company’s relative TSR performance ranking. The maximum amount of cost reductions taken into account will be $60 million, which would result in a number of shares being earned equal to target plus from 1.67 to 3 times target, depending on the Company’s relative TSR performance ranking.

In order for any earned shares to become vested, Messrs. Burnison and Rozek will be required to remain employed by the Company through December 1, 2018. However, consistent with their employment agreements with the Company, in the event their employment is terminated by the Company without “Cause” or by them for “Good Reason” (as such terms are defined in their employment agreements), a prorated amount of the shares actually earned based on Company performance will vest. The proration will be based on their number of days of employment from the date of grant through December 1, 2018 plus 365 days. In addition, if they die or terminate due to disability, the number of the shares actually earned based on Company performance will vest.

Amendment to Rozek Employment Agreement

On December 28, 2015, the Company entered into an Amendment (the “Amendment”) to its Employment Agreement dated as of February 6, 2012 (the “Employment Agreement”) with Robert Rozek, the Company’s current Executive Vice President and Chief Financial Officer. Under the Amendment, Mr. Rozek’s title is changed to Executive Vice President, Chief Financial Officer and Chief Corporate Officer, and his base salary is increased to $575,000 per annum effective December 1, 2015. In addition, the Amendment changes the pro-rata payment or vesting of annual bonus and performance awards to Mr.Rozek in the event of termination of his employment by the Company without Cause or by him for Good Reason (as such terms are defined in the Employment Agreement) other than in connection with a change in control of the Company so that such payments and vesting are based on actual performance of the Company and not target performance. The terms of the Employment Agreement are otherwise unchanged and are as described in the proxy statement of the Company filed with the Securities and Exchange Commission in connection with its annual meeting on September 24, 2015.

A copy of the Amendment is attached as Exhibit 10.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	List of Exhibits

Exhibit No.	Description

Exhibit 10.1	Amendment to Employment Agreement dated December 28, 2015 between the Company and Robert Rozek

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL
(Registrant)

Date: December 28, 2015

/s/ Robert Rozek
(Signature)
	Name:	Robert Rozek
	Title:	Executive Vice President, Chief Financial Officer and Chief Corporate Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Amendment to Employment Agreement dated December 28, 2015 between the Company and Robert Rozek